Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS SOLID THIRD QUARTER 2004 RESULTS

WOONSOCKET, RHODE ISLAND, November 4, 2004 - CVS Corporation (NYSE: CVS), today announced third quarter sales and earnings for the quarter ended October 2, 2004.

Net sales for the third quarter ended October 2, 2004 increased 24.0% to $7.91 billion, up from $6.38 billion during the third quarter of 2003, reflecting the impact of the acquisition on July 31, 2004, of 1,268 Eckerd drugstores, as well as Eckerd’s pharmacy benefit management and mail order pharmacy business. Same store sales (i.e., sales from stores open more than one year) for the quarter rose 5.2%, while pharmacy same store sales rose 6.8% and front-end same store sales increased 1.8%. Same store sales do not include the sales results of the acquired drugstores mentioned above. The acquired stores will be included in same store sales following the one-year anniversary of the acquisition, beginning in fiscal August 2005. Total pharmacy sales represented 71.0% of total company sales for the quarter. Third party prescription sales were 93.8% of pharmacy sales for the quarter.

Net earnings for the third quarter decreased 1.7% to $184.6 million or $0.44 per diluted share, compared with net earnings of $187.8 million or $0.46 per diluted share in the third quarter of 2003. The Company estimates that the Eckerd acquisition had a negative impact of approximately $0.07 per diluted share in the third quarter of 2004. The Company’s third quarter results compared to last year were driven by increased selling, general and administrative costs attributable to the integration of the acquired businesses, offset in part by continued strong margin performance.

“The third quarter was another strong quarter for CVS. The core business is thriving, and the integration of Eckerd’s store and PBM businesses is ahead of schedule,” stated Tom Ryan, Chairman, President, and CEO of CVS Corporation. “We delivered healthy sales growth and better-than-expected gross margin improvement, resulting in solid earnings performance,” concluded Mr. Ryan.

For the third quarter, CVS acquired 1,268 drugstores, opened 49 new stores, closed 140 stores and relocated 37 others. As of October 2, 2004, CVS operated 5,383 retail and specialty pharmacy stores in 36 states and the District of Columbia.

The Company will be holding a conference call today for the investment community at 8:30am (EST) to discuss the quarterly results. The call will be simulcast on the Company’s web site for all interested parties. To access the webcast, visit the Company’s Investor Relations web site at http://investor.CVS.com. There you can hear the call live or listen to an archive of the call, which will be available for a one-week period following the call.

CVS is America’s #1 retail pharmacy, operating over 5,000 retail and specialty pharmacy stores in 36 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores;

its online pharmacy, CVS.com®; and its pharmacy benefit management and specialty pharmacy subsidiary, PharmaCare®Management Services. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
In millions, except per share amounts	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Net sales	$7,909.4	$6,378.1	$21,671.1	$19,135.8
Cost of goods sold, buying and warehousing costs	5,838.6	4,719.5	16,002.1	14,237.9

Gross margin	2,070.8	1,658.6	5,669.0	4,897.9
Selling, general and administrative expenses	1,636.2	1,256.1	4,252.1	3,659.1
Depreciation and amortization	118.6	85.8	308.1	253.8

Total operating expenses	1,754.8	1,341.9	4,560.2	3,912.9

Operating profit	316.0	316.7	1,108.8	985.0
Interest expense, net	15.8	11.8	29.6	37.1

Earnings before income tax provision	300.2	304.9	1,079.2	947.9
Income tax provision	115.6	117.1	415.5	364.0

Net earnings	184.6	187.8	663.7	583.9
Preference dividends, net of income tax benefit	3.6	3.7	10.9	11.0

Net earnings available to common shareholders	$181.0	$184.1	$652.8	$572.9

Basic earnings per common share:
Net earnings	$0.45	$0.47	$1.64	$1.45

Weighted average basic common shares outstanding	399.6	394.8	398.0	394.1

Diluted earnings per common share:
Net earnings	$0.44	$0.46	$1.59	$1.42

Weighted average diluted common shares outstanding	416.5	408.3	414.6	407.0

Dividends declared per common share	$0.06625	$0.0575	$0.19875	$0.1725

Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.3 million and $1.6 million for the thirteen weeks ended October 2, 2004 and September 27, 2003 respectively. The dilutive earnings adjustment was $4.0 million and $4.8 million for the thirty-nine weeks ended October 2, 2004 and September 27, 2003 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	October 2, 2004	January 3, 2004
Assets:
Cash and cash equivalents	$354.4	$843.2
Accounts receivable, net	1,578.9	1,349.6
Inventories	5,412.4	4,016.5
Deferred income taxes	246.3	252.1
Other current assets	105.7	35.1

Total current assets	7,697.7	6,496.5

Property and equipment, net	3,503.0	2,542.1
Goodwill	1,868.1	889.0
Intangible assets, net	876.5	403.7
Deferred income taxes	176.5	—
Other assets	223.7	211.8

Total assets	$14,345.5	$10,543.1

Liabilities:
Accounts payable	$2,309.9	$1,666.4
Accrued expenses	1,561.3	1,499.6
Short-term debt	956.5	—
Current portion of long-term debt	23.3	323.2

Total current liabilities	4,851.0	3,489.2

Long-term debt	1,952.3	753.1
Deferred income taxes	—	41.6
Other long-term liabilities	828.1	237.4

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,379,000 shares at October 2, 2004 and 4,541,000 shares at January 3, 2004	234.0	242.7
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 413,436,000 shares at October 2, 2004 and 410,187,000 shares at January 3, 2004	4.1	4.1
Treasury stock, at cost: 13,560,000 shares at October 2, 2004 and 14,803,000 shares at January 3, 2004	(392.9)	(428.6)
Guaranteed ESOP obligation	(163.2)	(163.2)
Capital surplus	1,658.3	1,557.2
Retained earnings	5,431.2	4,846.5
Accumulated other comprehensive loss	(57.4)	(36.9)

Total shareholders’ equity	6,714.1	6,021.8

Total liabilities and shareholders’ equity	$14,345.5	$10,543.1

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
In millions	October 2, 2004	September 27, 2003
Cash flows from operating activities:
Net earnings	$663.7	$583.9
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	308.1	253.8
Deferred income taxes and other noncash items	(40.2)	30.4
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	125.4	(41.7)
Inventories	(432.2)	(5.5)
Other current assets	(42.0)	1.4
Other assets	1.3	(11.1)
Accounts payable	159.2	(8.3)
Accrued expenses	(148.5)	(35.7)
Other long-term liabilities	123.8	(10.5)

Net cash provided by operating activities	718.6	756.7

Cash flows from investing activities:
Additions to property and equipment	(812.1)	(760.2)
Proceeds from sale-leaseback transactions	52.0	155.2
Acquisitions (net of cash acquired) and investments	(2,307.0)	(87.7)
Cash outflow from hedging activities	(32.8)	—

Proceeds from sale or disposal of assets	14.7	7.8

Net cash used in investing activities	(3,085.2)	(684.9)

Cash flows from financing activities:
Additions to / (reductions in) short-term debt	956.5	(4.8)
Dividends paid	(79.0)	(68.0)
Additions to long-term debt	1,200.0	—
Reductions in long-term debt	(300.7)	(0.5)
Proceeds from exercise of stock options	101.0	28.4

Net cash provided by (used in) financing activities	1,877.8	(44.9)

Net (decrease) increase in cash and cash equivalents	(488.8)	26.9
Cash and cash equivalents at beginning of period	843.2	700.4

Cash and cash equivalents at end of period	$354.4	$727.3